Exhibit 4

Writer’s Direct Dial: (212) 225-2730

December 9, 2002

Republic of Colombia
Ministry of Finance and Public Credit
Carrera 7A, No. 6-45, Piso 8
Bogotá D.C., Colombia

Ladies and Gentlemen:

We have acted as United States counsel to the Republic of Colombia (the “Republic”) in connection with the Republic’s offering, pursuant to its registration statements under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2001 (Registration Statement No. 333-13172) and June 14, 2001 (Registration Statement No. 333-13624), as amended (the “Registration Statements”), of $500,000,000 aggregate principal amount of 10.75% Global Bonds due 2013 (the “Securities”), pursuant to a fiscal agency agreement, dated as of September 28, 1994 (the “Fiscal Agency Agreement”), between the Republic and JPMorgan Chase Bank, as fiscal agent and principal paying agent (the “Fiscal Agent”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)
the Registration Statements and the related Prospectus dated June 14, 2001 included in Registration Statement No. 333-13624, as supplemented by the Prospectus Supplement dated December 2, 2002 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(b)	an executed copy of the Fiscal Agency Agreement;

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(c)	the Securities, in the form of a global certificate dated December 9, 2002, in the principal amount of $500,000,000, executed by the Republic; and

(d)	an executed copy of the Authorization Certificate dated December 9, 2002 pursuant to which the terms of the Securities were established.

In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such instruments and other documents, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Colombian law and (ii) that all signatures on all such agreements and documents are genuine.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities constitute valid, binding and enforceable obligations of the Republic, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

In giving the foregoing opinion, we have assumed that each of the Republic and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement enforceable against the Republic and the Fiscal Agent and the Securities enforceable against the Republic (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York). In addition, we note that the enforceability in the United States of the waiver by the Republic of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Securities, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 1 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2001 and to the references to us under the heading “Validity of the Securities” in the Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement referred to above.

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In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By:	/s/ Wanda J. Olson
Wanda J. Olson, a Partner